Exhibit 99.1

News Release

Milacron Expects Q2 Results Near Low End of Guidance Range;
2005 Outlook Lowered
_____________

SOX-404 Requirements Completed
_____________

Q2 Earnings Release and Conference Call Set for August 1

CINCINNATI, Ohio – June 30, 2005...Milacron Inc. (NYSE: MZ), a leading global supplier of plastics-processing technologies and industrial fluids, expects its 2005 second quarter results to come in near the low end of its range of guidance. The low end of the company’s guidance for the second quarter, last updated on May 5, calls for sales of approximately $198 million and a net loss of about $6 million. These low-end projections still represent continued improvement over the first quarter of 2005 and the second quarter of 2004.

Milacron said that many of its markets are performing reasonably well, particularly its Asian markets and the North American markets for packaging, health care products and building materials. As a result, Milacron’s sales continue to increase quarter to quarter and year over year. However, there has been a falloff in demand from the auto industry in North America and continued softness in Western European markets. The decline in demand from the auto industry negatively impacts two of Milacron’s higher-margin businesses: large injection molding machines and industrial fluids. This, coupled with ongoing softness in Western European markets and rising oil prices, has led to a tempering of the outlook for the rest of the year.

As a result, Milacron is lowering its guidance for the year. Full year 2005 sales are now expected to be in the range of $815 million to $840 million, and the company projects a net loss in the range of $14 million to $24 million for the year. This compares to sales of $774 million and a net loss of $51.3 million in 2004.

Revolving Credit Agreement
Milacron has received a waiver from its bank group which allows positive adjustments to EBITDA (earnings before interest, taxes, depreciation and amortization) for certain non-cash charges, and the company believes that this will enable it to satisfy the minimum EBITDA level for the second quarter as required by the terms of its revolving credit agreement. The full text of this waiver will be filed on Form 8-K with the Securities and Exchange Commission (SEC). Milacron has initiated discussions

-more-

with its lenders to amend the EBITDA requirements for the rest of 2005. Although drawings can fluctuate daily based on liquidity needs, the company presently has no material balance drawn under the revolver, which currently has approximately $40 million available for borrowing. In addition, the company has in excess of $35 million of cash on hand.

SOX-404 Requirements Completed
Milacron has completed its assessment of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002 and filed management’s report and the auditors’ attestation with the SEC as an amendment to its annual report on Form 10-K. As explained in detail in the filing, the company is aggressively remediating three material weaknesses in internal controls, none of which has led to the need to restate prior year results. Milacron is now current with all its SEC periodic reporting requirements.

Q2 Earnings Release and Conference Call Set for August 1
Milacron will release its results for the second quarter of 2005 in the morning prior to the stock market opening on August 1, 2005. On the same day at 1:00 p.m. ET, management will conduct an investor conference call, which will be webcast live on the company’s website, www.milacron.com. For analysts and investors wishing to ask questions, the dial-in number will be 913-981-4900. A recording of the conference call will be available from 4:00 p.m. ET, Monday, August 1, through midnight Monday, August 8, on the company’s website or by phone: 719-457-0820 and providing the access code: 7477391.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company’s most recent Form 10-Q on file with the Securities and Exchange Commission.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

Contact: Al Beaupre 513-487-5918 albert.beaupre@milacron.com

- end -